UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 9, 2010

China New Energy Group Company

(Exact name of Registrant as specified in its charter)

Delaware	001-32691	65-0972647
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20/F, Center Plaza, No.188 Jie Fang Road
He Ping District, Tianjin, 300042
People's Republic of China

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (011)-86-22-5829 9778

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act(17CFR230.425)
☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act(17CFR240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Explanatory Note

This Current Report on Form 8-K/A amends the Current Report on Form 8-K filed on April 15, 2010 (the “Original Filing”) to (i) provide further information in point number 1 as set forth below in response to a comment from the SEC and (ii) to change the date “December 31, 2010,” set forth in the first sentence of the first paragraph of the Original Filing, to December 31, 2008.

Item 4.02. Non-reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On April 9, 2010, the Chief Executive Officer and Chief Financial Officer of China New Energy Group,  Inc. (the “Company or “we”) concluded that the previously issued audited financial statements for the fiscal year ended December 31, 2008 included in the Company’s Annual Report on Form 10-K filed on April, 15, 2009 (the “2008 10-K”) and the unaudited financial statements for the three months ended March 31, 2009, June 30, 2009 and September 30, 2009 included in its Quarterly Reports on Form 10-Q filed on May 15, 2009, August 14, 2009 and November 16, 2009 (collectively, the “2009 10-Qs”) should no longer be relied upon and that disclosure should be made and action should be taken to prevent future reliance.

On April 26, 2010, the Company filed an amendment to the 2008 10-K, which filing contains restated financial statements for the fiscal year ended December 31, 2008.   The Company intends to file amendments to the 2009 10-Qs as soon as is practicable.

The principal changes in the amendment to the 2008 10-K are as follows:

1.  There were errors in the recording of the fair value of the assets acquired during the acquisition of Qinhuangdao Chensheng Gas Co. Ltd. (“Chensheng”).  Therefore, the Group has recorded the increase to the fair value from the book value of several assets, including $1,036,655 of Property, plant and equipment, $3,012 of Inventories, and $63,014 of Goodwill and the decrease in $505,941 in Land use right. Consequently, we recalculated the $96,489 of the depreciation for such increment of those assets and minority interest in Chensheng, which caused a decrease to the minority interest by $77,647 in the consolidated balance sheet and a decrease to the minority interest’s share of net income by $414,763 in the consolidated statement of operations and comprehensive income.

The decrease in minority interests is due to (i) the correction of the errors in recording the fair value and (ii) the recalculation of 0.5% of minority interests of Chensheng as  the Company erroneously  allocated 51% of Chensheng’s income (instead of  0.5%)  to minority interests in the 2008 10-K.

The decrease to the minority interest’s share of net income by $414,763 was the net amount of the correction of errors in recording the fair value of assets acquired during the acquisition of Chensheng resulting in an adjustment to the minority interest’s share of both net income AND the exclusion of  50.5% (51% - 0.5%) of the income.

The details affecting the calculating the share of minority interest:

Allocation of income to Minority Interests
Share of income attributable to minority interest as per Statement of operations included in the 2008 10-K	$438,773
1) Adjustment to the minority interest’s share of both net income and comprehensive income	(482)
2) Exclusion of the 50.5% (51% - 0.5%)	(414,281)

Share of income attributable to minority interest as per Statement of operations included in the Restated 10-K	$24,010

The adjustment to income/ retained earnings and accumulated other comprehensive income was appropriate as stated above.

2.  There was an error in the elimination of its intercompany accounts. Therefore, we have recorded a decrease in the related party receivable balances by $84,120 and an increase in the general and administrative expenses by $54,196 and the comprehensive income of $29,924.

3.  We have reassessed the nature of the preferred stock together with warrants and we reclassified $1,857 and $7,029,961 (total amounting to $7,031,818) from preferred stock and additional paid in capital.  Also, we reclassified warrant liabilities of $2,952,273 from additional paid in capital and recognized a $2,553,870 loss from the change in fair value of the warrant liabilities in the income statement and the total amount of the warrant liabilities was $5,506,143 as of December 31, 2008.  In addition, we have accrued $900,000 registration right liabilities as of December 31, 2008.

4.  There was an error in recording the pre-acquisition cash flow activities of the newly acquired subsidiary, Chensheng and the cash flow activities of disposed subsidiary, Hunchun.  We have excluded the cash flow activities of Chensheng and included the cash flow activities of Hunchun under discontinued operations in each section of the cashflow activities.  As a result, we made those adjusting entries in the cash flow statement for the year ended December 31, 2008.

5.  We have some reclassifications in both Consolidated Balance Sheets and Consolidated Statements of Operations and Comprehensive Income.

Beginning in November 2009 the Company began reviewing its previously filed reports and discovered the errors set forth above.   Those errors were discussed with the Board following which the Company determined that a restatement was necessary and appropriate.  The Company discussed the foregoing matters with the Company’s independent registered public accounting firm.  The Chief Executive Officer has authorized that the appropriate officers take the appropriate and necessary actions to restate the 2008 10-K and the 2009 10-Qs.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 26, 2010

CHINA NEW ENERGY GROUP COMPANY (Registrant)

By:	/s/ Yangkan Chong
Yangkan Chong
Chief Executive Officer